EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

By and Among

BLACKHAWK BIOFUELS, LLC,

RENEWABLE ENERGY GROUP, INC.,

BIOFUELS COMPANY OF AMERICA, LLC,

BIODIESEL INVESTMENT GROUP, LLC

and

BUNGE NORTH AMERICA, INC.

Dated as of March 14, 2008

i

ii

Section 9.13	Expenses	34
Section 9.14	Jury Waiver	34

EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Oil Feedstock Supply Agreement
Exhibit D	Services Agreement
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Confidentiality Agreement
Exhibit H	Stockholder Agreement
Exhibit I	Registration Rights Agreement
Exhibit J	Preliminary Testing Description

Schedule 2.2	Noncontravention
Schedule 2.4	Title to Assets
Schedule 2.5(a)	Description of Real Property
Schedule 2.5(c)(vi)	Right of First Offer, etc.
Schedule 2.5(c)(viii)	Utilities Exceptions
Schedule 2.7	Environmental Compliance
Schedule 2.8(b)	Breach of Assumed Contract
Schedule 2.8(c)	Notice of Claims Under Assumed Contract
Schedule 2.8(d)	Consents and Notices
Schedule 2.11	Compliance with Laws
Schedule 2.12	Permits
Schedule 2.13	Insurance
Schedule 2.14	Employee Matters
Schedule 2.15	Benefit Plans
Schedule 2.16	Intellectual Property
Schedule 2.17	Brokers
Schedule 3.5	REG Financial Information
Schedule 3.6	Undisclosed Liabilities
Schedule 4	Assumed Contracts
Schedule 5.2	Pre-Closing Activities

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of this 14th day of March, 2008 (the “Effective Date”), by and among Blackhawk Biofuels, LLC, a Delaware limited liability company (“Purchaser”), Renewable Energy Group, Inc., a Delaware corporation (“REG”), Biofuels Company of America, LLC, an Illinois limited liability company (the “Company”), Biodiesel Investment Group, LLC, a Delaware limited liability company (“BIG”), and Bunge North America, Inc., a New York corporation (“Bunge”, and together with BIG, the “Members” and each, a “Member” and Bunge, BIG and the Company together are referred to herein as “Sellers” and each a “Seller”).  Certain capitalized terms not defined in the text of this Agreement are defined in Exhibit A attached hereto.

WHEREAS, the Company is constructing a biodiesel production facility located in Danville, Illinois (the “Facility”);

WHEREAS, BIG and Bunge own, beneficially and of record, one hundred percent (100%) of the outstanding membership interests of the Company (the “Company Membership Interests”);

WHEREAS, the Purchaser desires to purchase and assume from the Company, and the Members desire that the Company shall sell, transfer and assign to the Purchaser, all of the Assets of the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, a portion of the consideration to be delivered consists of shares of common stock of REG; and

WHEREAS, each of the parties hereto is making certain representations, warranties, covenants and indemnities herein to induce the others to enter into this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and indemnities contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Members, REG and the Purchaser hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.1                                   Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3 hereof), the Company agrees to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser agrees to purchase and assume from the Company, all of the right, title and interest in and to the Assets (other than Excluded Assets), free and clear of all Encumbrances except for Permitted Liens.

Section 1.2                                   Consideration; Purchase Price Allocation.  In consideration of the purchase and sale described above, Purchaser, and as to the common stock of REG in Sections 1.2(b) and 1.2(c) only REG, shall pay to the Company, in the manner and subject to the conditions set forth below, the following (the “Purchase Price”):

(a)                                  Cash.  On the Closing Date, in addition to the Escrowed Cash, (i) Purchaser shall pay to the Company Five Million U.S. Dollars (U.S. $5,000,000) (the “Cash Purchase Price”) by wire transfer of immediately available funds to such account as designated by the Company, and Bunge and BIG shall agree prior to Closing as between themselves the amounts to be received by Bunge and BIG upon distribution by the Company to the Members of the Cash Purchase Price (less appropriate reserves established by the Company, if any), and (ii) Company shall pay the IFA Payment to the IFA by wire transfer of immediately available funds to such account as designated by IFA;

(b)                                 REG Common Stock.  On the Closing Date, in addition to the Escrowed Stock, REG shall issue and cause to be delivered by Purchaser to the Company, and Purchaser shall deliver to the Company One Million Eight Hundred Eighty-two Thousand Nine Hundred Twenty-seven (1,882,927) shares of the common stock of REG  (the “REG Common Stock”), as adjusted for any post-Effective Date dividend, stock split, recapitalization or reorganization by REG, by delivery of REG Common Stock certificates to the Company.  Bunge and BIG shall agree prior to Closing as between themselves the number of shares to be received by Bunge and BIG upon distribution by the Company to the Members of the REG Common Stock (less appropriate reserves established by the Company, if any);

(c)                                  Escrow.  On the Closing Date, Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrowed Cash”) and REG shall deposit Ninety-Seven Thousand Five Hundred Sixty-One (97,561) shares of the common stock of REG, as adjusted for any post-Effective Date dividend, stock split, recapitalization or reorganization by REG by delivery of stock certificates in the name of the Company (the “Escrowed Stock” and together with the Escrowed Cash, the “Escrow Amount”) into an escrow account (the “Escrow Fund”), to be maintained by an escrow agent reasonably acceptable to the parties (the “Escrow Agent”) in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).  The Escrow Fund shall be used for the purpose specified in Article VII herein.  The Escrow Fund (less any amounts for indemnifiable Losses to the extent set forth in Article VII and the Escrow Agreement) shall be disbursed to the Company in accordance with the terms of the Escrow Agreement on the one year anniversary of the Closing Date.  Purchaser and the Company shall bear an equal portion of the fees and expenses of the Escrow Agent, with the portion borne by the Company to be deducted from the Escrow Fund.  Bunge and BIG shall agree prior to Closing as between themselves the percentages of Escrowed Cash and Escrowed Stock to be received by Bunge and BIG upon distribution by the Company to the Members of the Escrow Fund; provided, that a Member’s percentage of the Escrow Fund shall be reduced by the amount of any indemnifiable Loss made pursuant to the terms of the Escrow Agreement and this Agreement applicable to such Member.

(d)                                 Balance Differential Payment.  In the event the outstanding principal balance, together with any accrued, but unpaid interest, owed by the Company to Fifth Third Bank under the Construction Loan Agreement (the “Bank Balance”) plus the

Assumed Liabilities less the DCEO Grant Credit less the Reimbursements (collectively, the “Closing Indebtedness”) is less than $24,650,000 as of the Closing Date, Purchaser shall pay to the Company on the Closing Date the difference between $24,650,000 and the Closing Indebtedness in cash by wire transfer of immediately available funds (the “Balance Differential Payment”).  Bunge and BIG hereby agree as between themselves that Bunge shall receive 22.2% of the Balance Differential Payment and BIG shall receive 77.8% of the Balance Differential Payment.  To determine the Balance Differential Payment, if any, the Company shall deliver to Purchaser (i) a statement of account from Fifth Third Bank of the Bank Balance as of the Closing Date, and (ii) a statement of the Assumed Liabilities as of the Closing Date, together with supporting documentation.  The amount of the Bank Balance plus Assumed Liabilities less the DCEO Grant Credit less the Reimbursements shall not exceed $24,650,000 and the Company shall pay any liabilities in excess of such amount.  The parties agree to the following additional adjustments conditional and effective upon Closing:  (a) the Company shall pay for its insurance and interest expense; (b) the Company shall pay for the cost of security through the successful completion of the Preliminary Testing and thereafter Purchaser shall reimburse the Company for security expenses incurred consistent with past practice; (c) Purchaser shall reimburse the Company at cost for raw material inputs for production at the Facility which are reasonably and necessarily incurred by the Company prior to Closing; (d) Purchaser shall reimburse the Company for utility expenses commencing March 15, 2008 through the Closing Date; and (e) Purchaser shall pay for or reimburse the Company for the expense of Ambitech (Bill Cloyd) incurred prior to Closing as it relates to management of the Facility upgrades only, but not otherwise.  Any such adjustments shall be settled at Closing.  Any such reimbursements to the extent allowed by Fifth Third Bank as an advance against the Construction Loan Agreement by the Company shall be referenced herein as the “Reimbursements”.

(e)                                  Purchase Price Allocation.  The Purchase Price shall be allocated among the Assets as the Company, the Members, Purchaser and REG shall mutually agree, in writing, at the Closing.  After the Closing, the Company, the Members and Purchaser shall make consistent use of such mutually agreed allocation for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof.  Purchaser shall prepare and deliver IRS Form 8594 to the Company in accordance with such mutual agreement within forty-five (45) days after the Closing Date for filing with the IRS.

(f)                                    Value of the Common Stock of REG.  The parties hereto agree that the common stock of REG making up the REG Common Stock delivered at Closing and the Escrowed Stock shall be valued at $10.25 per share for all purposes under this Agreement, including without limitation, any purchase price allocations and any agreement or right of the Members or the Company to satisfy their indemnification obligations under Article VII by the surrender of the common stock of REG.

Section 1.3                                   Closing.  Subject to satisfaction or waiver of the conditions to closing set forth in Sections 6.1 and 6.2, the closing of the purchase provided for in Section 1.1 of this Agreement (the “Closing”) shall take place at the offices of Nyemaster, Goode, West, Hansell &

O’Brien, P.C., counsel to REG, in Des Moines, Iowa at 10:00 a.m. local time on the next Business Day after the conditions to closing set forth in Sections 6.1 and 6.2 have been satisfied or waived, or at such other place and time as may be mutually agreeable to the Company, the Members, REG and the Purchaser (such date and time referred to herein as the “Closing Date”).  The parties anticipate the Closing Date to occur on or before April 11, 2008 (the “Target Closing Date”).

Section 1.4                                   Procedure at Closing.  At the Closing, the parties agree that the following shall occur:

(a)                 Each of the conditions precedent (as applicable) in Section 6.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Purchaser and REG. The Company and/or the Members shall deliver to Purchaser and REG all of the documents in Section 6.3.

(b)                Each of the conditions precedent (as applicable) in Section 6.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Company and the Members.  The Purchaser and REG shall deliver to the Members and the Company all of the documents required in Section 6.3.

(c)   All of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.

ARTICLE II
REPRESENTATIONS AS TO THE COMPANY

Each Seller, severally as to itself only and not jointly as to or with any of the others, respectively, represents and warrants to the Purchaser as follows:

Section 2.1                                   Organization and Good Standing.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Illinois and has all requisite power and authority to carry on its business as is now being conducted and as is presently anticipated being conducted, and with respect to a Member, such Member is duly organized, validly existing and in good standing under the laws of the state of its organization.  The Company is not qualified as a foreign limited liability company in any other jurisdiction.  The Company has at all times been operated in material compliance with applicable Legal Requirements and the Company’s Organizational Documents.

Section 2.2                                   Noncontravention; Authority; Enforceability.  Except as disclosed on Schedule 2.2 of the Company Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement and the Transaction Documents, as applicable, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (a) violate any provision of its Organizational Documents or any resolutions adopted by its members, stockholders, board of managers or board of directors, (b) result in a violation of any license, permit, order, writ, injunction, decree, judgment, or ruling of any court or Governmental Authority, or any law, rule, or regulation applicable to such Seller, (c) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument which constitutes an Asset or to which such Seller or any of the Assets is bound, (d) result in the creation or imposition of any lien (other than Permitted Liens), charge, restriction, claim or Encumbrance of any nature whatsoever upon the Company or the Assets or (e) require any consent or approval of, or notice to, or filing or registration with, any Person, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect.  Such Seller has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which such Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Transaction Documents.  The Company has authorized and approved by all requisite action of the Board of Managers and members of the Company, this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents, as applicable, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action.  This Agreement and the Transaction Documents to which such Seller, as applicable, is a party have been duly executed and delivered by such Seller and are the valid and binding obligations of such Seller enforceable against such Seller in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 2.3                                   Subsidiaries.  The Company does not own, directly or indirectly, any interest in any other Entity.

Section 2.4                                   Title to and Condition of the Assets.

(a)                                  The Company has, and at the Closing shall transfer to Purchaser, good and marketable title to the Assets, including without limitation the Assets described on Schedule 2.4, free and clear of all Encumbrances other than Permitted Liens.  With respect to those assets which are leased, except as set forth on Schedule 2.4, the Company is in compliance with each such lease and holds a valid leasehold interest, free and clear of all Encumbrances other than Permitted Liens.  As of the Closing Date, the tangible Assets shall be in sound operating condition and repair, normal wear and tear excepted.

(b)                                 As of the Closing Date, the Assets set forth on Schedule 2.4 constitute all of the assets which have been delivered to the Facility under the Fagen Agreement and the De Smet Agreement.

Section 2.5                                   Real Property.

(a)                                  The Company does not own any real property.  Schedule 2.5(a) of the Company Disclosure Schedule contains a legal description of each parcel of real property that the Company leases, subleases, licenses, occupies, or uses in connection with the operation of the business of the Company as presently conducted or proposed to be conducted upon completion of the Facility (the “Real Property”).  The parcels of Real Property which are leased or subleased by the Company and which leases or subleases will be assigned to Purchaser at the Closing, as identified on Schedule 2.5(a), are referred to herein as “Leased Real Property”, and the parcels of Real Property which are licensed or sublicensed by the Company and which will be assigned to Purchaser, as identified on Schedule 2.5(a), are referred to herein as “Licensed Real Property”.  Except as set forth on Schedule 2.5(a) of the Company Disclosure Schedule, no right to use or occupy any portion of the Leased Real Property has been granted to any Person other than Company nor are there any parties in possession of any portion of the Leased Real Property, whether as tenants, subtenants, trespassers or otherwise, except the Company.

(b)                                 The Company has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Liens.  To the Knowledge of the Company, the Company has a valid license or sublicense to occupy and use the Licensed Real Property.  The Company has paid, discharged or reserved for, all lawful claims that, if unpaid, could become an Encumbrance against the Leased Real Property or any portion thereof.

(c)                                  With respect to each parcel of Leased Real Property and the buildings, structures, improvements and fixtures thereon:

(i)                          No condemnation or eminent domain taking of the Leased Real Property, or any portion thereof, has occurred.  There is no pending, and to the Knowledge of the Company, threatened or contemplated, appropriation, condemnation, eminent domain or like proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(ii)                       Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Leased Real Property that is reasonably expected to increase the real estate tax assessment for such properties.

(iii)                    There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Leased Real Property.  To the Knowledge of the Company, the uses for which each parcel of the Leased Real Property are zoned do not restrict, or in any manner impair, the current use of the Leased Real Property or the proposed use by the Purchaser.  To the Knowledge of the Company, the Company has not received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Leased Real Property.

(iv)                   To the Knowledge of the Company, all buildings, structures and other improvements on the Leased Real Property, including but not limited to driveways, garages, landscaped areas and sewer systems, and all means of access to the Leased Real Property, are located completely within the boundary lines of the Leased Real Property and do not encroach upon or under the property of any other Person or entity.  No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Leased Real Property.

(v)              To the Knowledge of the Company, the use of the Leased Real Property, or any portion thereof, does not violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any contractual obligations relating thereto.

(vi)           Except as set forth on Schedule 2.5(c)(vi) of the Company Disclosure Schedule, none of the Leased Real Property is subject to any right of first offer, right of first refusal, option or other agreement for the sale or lease thereof.

(vii)        The Company has good and valid rights of ingress and egress to and from all of the Leased Real Property (including between separate parcels included within the Leased Real Property) from and to pipelines (including, but not limited to, pipelines to access the rail loading area) and the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to the operation of the business of the Company conducted or proposed to be conducted upon completion of the Facility.

(viii)     Except as set forth on Schedule 2.5(c)(viii) of the Company Disclosure Schedule, to the Knowledge of the Company, all utilities required for or useful in the operation of the business of the Company either enter the Leased Real Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid public easements.  All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Leased Real Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Leased Real Property.  Permanent adequate sewage and water systems and connections are available to the Leased Real Property as currently operated.

(ix)             No Proceeding is pending or, to the Knowledge of the Company, is threatened, to revoke, suspend, modify or limit any of the permits required under applicable Legal Requirements with respect to its leasehold interest in and use and occupancy of, the Leased Real Property.  Except as set forth on Schedule 2.8(d) of the Company Disclosure Schedule, no Permit will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.6                                   Material Adverse Changes.  Since December 31, 2007, there has been no, and no event has had or reasonably could be anticipated to have a, Material Adverse Effect with respect to the Company or the Assets.  Without limiting the generality of the foregoing, since December 31, 2007, none of the following has occurred:

(a)                                  any destruction, damage to or loss of any Asset (whether or not covered by insurance), which individually exceeds $20,000 in value or in the aggregate exceeds $50,000 in value;

(b)                                 any act or omission to do any act which would cause the breach of any material term or material obligation applicable to the Company under any Assumed Contract;

(c)                                  any execution, creation, amendment or termination of any material contract, agreement or license or any other transaction relating to the Assets, except in the ordinary course of business of the Company or except as otherwise agreed to in writing by Purchaser and REG;

(d)                                 any notice of any litigation or claim relating to the Company or the Assets;

(e)                                  any waiver or release of any material right or claim with respect to the Company or any of the Assets except for change orders provided to the Purchaser and REG by the Company as described on Schedule 4 of the Company Disclosure Schedule;

(f)                                    any mortgage, pledge or other encumbrance on any Asset other than Permitted Liens; or

(g)                                 any agreement by Sellers to do any of the foregoing.

Section 2.7                                   Environmental Compliance

(a)                                  None of the Company or the Assets are subject to any past, existing, pending, or threatened action, suit, investigation, claim, demand, directive, inquiry, or proceeding by any Governmental Authority or any other Person alleging liability or responsibility in connection with Hazardous Materials, or under any Legal Requirement pertaining to health, the environment, or the regulation of Hazardous Materials (as defined below) (collectively, “Environmental Laws”), nor is any of them otherwise subject to any remedial or other obligation or liability (including without limitation STRICT LIABILITY) under Environmental Laws.  There is no condition, fact, situation or event that currently constitutes or with the passage of time would constitute a violation by the Company of, or result in liability (including without limitation STRICT LIABILITY) of the Company or the Assets under, Environmental Laws.  The Company and the Assets have complied and are in compliance with all Environmental Laws.

(b)                                 Each of the statements set forth in clauses (i) and (ii) below is true and correct with respect to the Company and the Assets:

(i)                  all Governmental Authorizations, if any, required to be obtained or filed pursuant to Environmental Laws in connection with the operations, activities, uses, vehicles, equipment or facilities at, on, in or under, such Assets or otherwise of the Company, including, without limitation, for the past or present treatment, storage, handling, use, discharge or “Release” (which includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing) of any pollutant, contaminant, solid waste, hydrocarbon, toxic or hazardous substance or waste, any flammable, corrosive, explosive, or radioactive materials or any other material, waste, or substance regulated under the Environmental Laws (a “Hazardous Material”) into the environment or indoor air, or any filling, dredging, discharging into, or other uses or activities on or affecting water of the United States, including wetlands (as defined under the Federal Clean Water Act and 33 C.F.R. §328.3) (“Environmental Permits”), have been duly obtained and are in good standing; and the Company and the Assets have all pollution control equipment necessary to comply with all Environmental Permits and Environmental Laws, and have timely filed applications for renewal of all Environmental Permits and has no reason for belief that such Environmental Permits or renewals thereof will be subject to any new or changed conditions; and

(ii)               there have been no (A) Releases or threatened Releases of Hazardous Materials, and no Hazardous Materials are present in quantities or concentrations exceeding any applicable standard under Environmental Laws, at, in, under, on or affecting any of the Assets, nor (B) Releases or threatened Releases on or to any other properties of any Hazardous Materials generated or produced on or at, or transported from, the Assets or by or on behalf of the Company that would violate or create liability (including, without limitation, STRICT LIABILITY) under Environmental Laws.

(c)                                  The Company has provided accurate and complete copies of all Environmental Permits, and all environmental reviews, investigations and/or assessments in the possession of the Company or such Member or otherwise conducted by or on behalf of the Company or such Member, with respect to the Company and/or the Assets.  Each such Environmental Permit, review, investigation or assessment is described on Schedule 2.7 of the Company Disclosure Schedule.

Section 2.8                                   Contracts and Commitments.

(a)                                  The Assumed Contracts are valid and in full force and effect and constitute the legal, valid, and binding obligations of the Company, and to the Knowledge of the Company, each other party thereto, and true and correct copies of which, including, but not limited to, any amendment, modification or waiver thereof, have been provided to the Purchaser or REG.  Sellers do not have any knowledge that any Assumed Contract is not a valid and binding agreement of the other parties thereto.

(b)                                 The Company (i) has performed all the obligations required to be performed by it to date in all material respects (or has received a valid, enforceable and irrevocable written waiver with respect to its non-performance) and (ii) has received no notice of default and is not in default in any material respect (or, with due notice or lapse of time or both, would be in default) under any Assumed Contract.  Except as set forth on Schedule 2.8(b) of the Company Disclosure Schedule, the Company has no present expectation or intention of terminating or not materially performing any of its obligations under any Assumed Contract, and the Company has no Knowledge of any breach or anticipated breach by the other party to any Assumed Contract.

(c)                                  Except as set forth on Schedule 2.8(c) of the Company Disclosure Schedule, (i) no previous or current party to any Assumed Contract has given written notice to the Company or such Member of, or made any claim with respect to, a desire or intention to exercise any optional termination, cancellation, non-renewal or acceleration right thereunder, and the Company has no Knowledge of any notice of, or claim with respect to, any such desire or intention and (ii) the Company has not given written notice to any previous or current party to any Assumed Contract of, nor made any claim with respect to, a desire or intention to exercise any optional termination, cancellation, non-renewal or acceleration right thereunder.

(d)                                 No consent or approval of or notice to any third party pursuant to any Assumed Contract is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of any transaction contemplated by this Agreement or any other Transaction Documents except as set forth in Schedule 2.8(d) of the Company Disclosure Schedule (“Required Consents”).

Section 2.9                                   No Litigation.  There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or involving any of the Assets.  Neither the Company nor any of the Assets are subject to any judgment, order, writ, injunction, or decree of any Governmental Authority.  There are no Proceedings pending, or to the Knowledge of the Company, threatened seeking to restrain, prohibit, or obtain damages in connection with this Agreement or the transactions contemplated hereby.

Section 2.10                            Tax Matters.  The Company has filed or caused to be filed on or before their due date all Tax Returns that they are required to file and have paid all Taxes due and payable on such Tax Returns or on any assessments made against the Company or any of the Assets and all other Taxes imposed on the Company or any of the Assets (except for Tax Returns for which valid extensions have been obtained and are in force).  All such Tax Returns were and will be accurate, correct and complete in all material respects and were prepared in the manner required by applicable laws.  For all periods (or portions thereof) ending on or before the Closing Date for which Tax Returns are not yet due, the Company has either paid or adequately reserved for Taxes accrued for such periods.  There are no Tax liens upon any of the Assets, other than liens for Taxes not yet due and payable and there is no threatened audit, dispute or claim that might result in a lien on any of the Assets.  There are no audits, disputes, claims or threatened assessments concerning any Tax liability of the Company or that are related to the Assets.  The Company is a pass-through entity treated as a partnership for federal, state and local income tax purposes.  As of the date of this Agreement, the Company has not commenced operations and has filed no income Tax Returns.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.  The Company has made all deposits required with respect to Taxes due and payable by the Company.

Section 2.11                            Compliance with Laws.  Except as set forth on Schedule 2.11 of the Company Disclosure Schedule, the Company is, and at all times since its formation has been, in material compliance with all Legal Requirements applicable to the Company or to the ownership or operation of the Assets or the operation of its business, and has no basis to expect, nor has it received any Order, notice, or other communication from any Governmental Authority of any alleged, actual, or potential material violation and/or failure to materially comply with any Legal Requirement applicable to the Company or to the ownership or operation of the Assets.

Section 2.12                            Permits.  Except as set forth on Schedule 2.12 of the Company Disclosure Schedule, the Company has obtained all material Governmental Authorizations required to permit them to (a) develop and construct a biodiesel operating facility, (b) own, operate, use, and maintain the Assets in the manner in which they are now operated and maintained, or (c) to conduct its business as now being conducted, including, without limitation, all Environmental Permits.  Schedule 2.12 sets forth a true, correct and complete list of all such Governmental Authorizations, copies of which have previously been delivered by the Company to Purchaser and REG.  Except as set forth on Schedule 2.12 of the Company Disclosure Schedule, all required filings with respect to such Governmental Authorizations have been made timely.  Except as set forth on Schedule 2.12 of the Company Disclosure Schedule, all such Governmental Authorizations are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or other materially adverse modification thereof.  No consent, license, permit, authorization or order of, or registration, declaration or filing with or of any Governmental Authority or other issuer of any permit is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of any transactions contemplated by this Agreement or any of the Transaction Documents except as set forth on Schedule 2.12 of the Company Disclosure Schedule.

Section 2.13                            Insurance.  Schedule 2.13 of the Company Disclosure Schedule sets forth all insurance policies owned or held by the Company as in effect on the Effective Date and which shall be maintained through the Closing Date.  All policies of fire, liability, casualty and other forms of insurance owned or held by the Company: (a) are sufficient for compliance with all requirements of law and of all agreements of the Company, (b) are valid, outstanding and enforceable policies, and (c) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

Section 2.14                            Employee Matters.  The only individual retained by the Company to perform services is Mark A. Burke, who serves as its President and is an independent contractor and not an employee of the Company.  Mr. Burke is subject to at will termination at any time, with or without cause, and for any reason or no reason, without the payment of any severance payment or other amount except accrued salary at the rate specified on Schedule 2.14 of the Company Disclosure Schedule and except that Mr. Burke is entitled to receive a payment in connection with the consummation of the transactions contemplated by this Agreement, as described on Schedule 2.14 of the Company Disclosure Schedule, which payment shall be paid directly by the Members or the Company.  The Company is not a party to any collective bargaining agreements or union contracts.  The Company has not received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, or employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  The Company is in compliance with all applicable legal requirements respecting employment, employment practices, labor, terms and conditions of employment and wages and hours.

Section 2.15                            Benefit Plans.  Except as set forth on Schedule 2.15 of the Company Disclosure Schedule, the Company is not a party to and has no liabilities in respect of, or under, any employee benefit plan (as such term is defined in Section 3(3) of ERISA), any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including without limitation any multiemployer pension plan within the meaning of Section 3(37) of ERISA), any deferred compensation arrangement, any bonus, incentive compensation, employment agreement, severance agreement, or any other similar type of plan, program or arrangement providing for employee benefits (“Employee Benefit Plans”).

Section 2.16                            Intellectual Property.  Schedule 2.16 of the Company Disclosure Schedule sets forth all Intellectual Property Assets that the Company owns, uses or licenses in its business.  The Company owns or licenses all Intellectual Property Assets necessary to operate its business as presently conducted or intended to be conducted upon completion of the Facility.  To the Knowledge of the Company, there is no intellectual property of any third party that infringes any of the Intellectual Property Assets owned by the Company.  None of the Intellectual Property Assets owned or used by the Company infringe upon or, to the Knowledge of the Company, is alleged to infringe upon, any intellectual property right of any other person or entity.

Section 2.17                            Brokers.  Except as set forth on Schedule 2.17 of the Company Disclosure Schedule, neither the Company nor such Member has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, advisor, consultant, or appraiser for or on account of the transactions contemplated by this Agreement and the Transaction Documents.

Section 2.18                            Accuracy of Statements.  Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or such Member to the Purchaser or REG in connection with this Agreement or any of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 2.19                            Purchase Entirely for Own Account.  The REG Common Stock to be received by the Company and such Member is and will be acquired for investment for its own account and not with a view to the distribution of any part thereof, and the Company has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, that the Company reserves the right to distribute its shares of REG Common Stock to its Members subject to Section 5.10 hereof and the terms and conditions of the Stockholder Agreement.

Section 2.20                            Disclosure of Information; Due Diligence.  The Company and such Member has had the opportunity to ask questions of and receive answers from REG regarding REG and the terms and conditions of the offering of the REG Common Stock and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.  Such Seller acknowledges and agrees that the Purchaser does not assume any responsibility or liability with respect to the REG Common Stock or the information provided with respect to REG, the REG Common Stock or the investment therein by the Company represented by the consideration received by the Company hereunder.  Such Seller further acknowledges and agrees that the Purchaser is not acting as an underwriter with respect to the REG Common Stock and assumes no underwriters’ liability in connection therewith.

Section 2.21                            Investment Experience; Accredited Status.  The Company and such Member acknowledge that an investment in REG is a speculative risk.  The Company and such Member are able to fend for themselves in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in REG.  The Company and such Member understand that the shares of REG Common Stock to be purchased hereunder have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated, in part, upon the accuracy of the Member’s representations and warranties in this Article III.  The Company and such Member are familiar with Regulation D promulgated under the Securities Act and represent that they are each an “accredited investor” as defined in Rule 501(a) of such Regulation D.

Section 2.22                            Restricted Securities.  The Company and such Member understand that the shares of REG Common Stock to be received by the Company and such Member hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from REG through the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend contained on the certificates of the REG Common Stock.  The Company and such Member represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

Section 2.23                            Investment Company.  The Company and such Member (or any Person directly or indirectly controlling the Company and such Member or on whose behalf the Company is acting) are not, and by virtue of the consummation of the transactions contemplated herein will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an exemption or exclusion from the registration provisions under the Investment Company Act of 1940, as amended, is available to the Company, such Member or any such Person.

ARTICLE III
REPRESENTATIONS OF REG AND THE PURCHASER

Each of the Purchaser and REG, severally as to itself only and not jointly as to or with the other, respectively, represents and warrants to the Sellers as follows:

Section 3.1                                   Organization and Existence. The Purchaser and REG are each duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization, respectively, and have all requisite power and authority to carry on their respective businesses as now being conducted.

Section 3.2                                   Authority.  All corporate, limited liability company or other appropriate action on the part of the Purchaser and REG necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents contemplated hereby to which the Purchaser or REG, respectively, is a party, and the performance of the obligations of the Purchaser and REG hereunder and thereunder, have been taken.  The Purchaser and REG have each duly and validly executed and delivered this Agreement and each of the Transaction Documents contemplated hereby to which the Purchaser or REG, respectively, is a party.  This Agreement and each of the Transaction Documents contemplated hereby to which the Purchaser or REG is a party constitutes valid and binding obligations of the Purchaser or REG, respectively, enforceable against the Purchaser or REG in accordance with their respective terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and to general principles of equity.

Section 3.3                                   Noncontravention.  Neither the execution and delivery by the Purchaser or REG of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (a) violate any provision of their respective Organizational Documents or any resolutions adopted by their respective members or shareholders or board of managers or board of directors, as applicable, (b) result in a violation of any license, permit, order, writ, injunction, decree, judgment, or ruling of any court or Governmental Authority, or any law, rule, or regulation applicable to the Purchaser or REG, (c) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument which constitutes an material asset of the Purchaser or REG or to which the Purchaser or REG or any of their material assets is bound, (d) result in the creation or imposition of any lien (other than Permitted Liens), charge, restriction, claim or Encumbrance of any nature whatsoever upon the Purchaser or REG or the shares of REG Common Stock or (e) require any consent or approval of, or notice to, or filing or registration with, any Person, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect.

Section 3.4                                   Capitalization; REG Common Stock.  REG is authorized to issue two classes of shares designated respectively as “Preferred Stock” and “Common Stock”.  The total number of shares of capital stock that REG is authorized to issue is one hundred million (100,000,000).  The total number of shares of Preferred Stock REG has authority to issue is thirty million (30,000,000).  The total number of shares of Common Stock REG has authority to issue is seventy million (70,000,000).  The Preferred Stock and Common Stock each have a par value of $0.0001.  REG has seven million (7,000,000) shares of its Series A Preferred Stock authorized of which 6,578,947 are issued and outstanding and two million (2,000,000) shares of its Series B Preferred Stock authorized of which 1,999,998 are issued and outstanding.  REG has 13,334,874 shares of its Common Stock issued and outstanding.  There are issued and outstanding options to purchase 2,303,052 shares of REG Common Stock pursuant to stock option agreements issued under the REG 2006 Stock Incentive Plan and issued and outstanding warrants to purchase 633,533 shares of REG Common Stock.  The shares of REG Common Stock and Escrowed Stock to be issued to the Company shall have the rights, restrictions, privileges and preferences set forth in the Certificate of Incorporation of REG, a true and correct copy of which Certificate of Incorporation (including all amendments thereto) has been delivered to Sellers.  The REG Common Stock and the Escrowed Stock, when issued and delivered to the Company or deposited into the Escrow Fund, as applicable, in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all encumbrances except as provided in this Agreement and the Stockholder Agreement and under applicable state and federal securities laws.  Except as contemplated in the Stockholder Agreement or with respect to REG’s Series A and Series B Preferred Stock, there are no contractual rights or obligations of REG to repurchase, redeem or otherwise acquire any shares of its capital stock, and REG is not a party or subject to any agreement or understanding.  Except as set forth in the Stockholder Agreement or with respect to REG’s Series A and Series B Preferred Stock, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security of REG or by a director of REG.  Except as contemplated in the Registration Rights Agreement or the Amended and Restated Registration Rights Agreement dated July 18, 2007, by and among REG and certain of its stockholders, REG is not under any obligation to register any of its securities under the Securities Act.

Section 3.5                                   Financial Information.  Sellers have received from REG the financial information set forth on Schedule 3.5 of the REG Disclosure Schedule (the “REG Financial Information”).  The REG Financial Information fairly presents in all material respects the financial condition of REG at the dates thereof and the results of its operations and statement of cash flows for the periods then ended.  Further, the REG Financial Information is consistent with the books and records of REG (which books and records are correct and complete in all material respects) and was prepared in accordance with GAAP, except as noted thereon.

Section 3.6                                   Undisclosed Liabilities.  REG is not subject to any material debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than (a) as reflected in the REG Financial Information, (b) accounts payable for goods or services received by REG incurred in the ordinary course of business consistent with past practice since the date of the REG Financial Information and (c) as set forth on Schedule 3.6 of the REG Disclosure Schedule.

Section 3.7                                   Material Adverse Changes.  Except as noted on Schedule 3.7, since the date of the REG Financial Information, there has been no, and no event that reasonably could be anticipated to have a, Material Adverse Effect with respect to REG.

Section 3.8                                   Brokers.  Neither Purchaser nor REG has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, advisor, consultant, or appraiser for or on account of the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE IV

NO ASSUMPTION OF LIABILITIES

Except for the contracts to be assumed by Purchaser listed on Schedule 4 of the Company Disclosure Schedule (the “Assumed Contracts”) and the Assumed Liabilities, which along with the Bank Balance less the DCEO Grant Credit less the Reimbursements shall not exceed $24,650,000, neither Purchaser nor REG assumes any duties, liabilities, responsibilities or obligations of any kind or nature whatsoever of the Company or either of the Members.  Without limiting the generality of the foregoing, neither Purchaser nor REG is assuming (i) any warranty obligations or warranty claims with respect to products sold or services provided by the Company, (ii) product liability obligations or claims with respect to products sold or services provided by the Company, (iii) accounts payable of the Company, (iv) any contracts of the Company other than those obligations of the Company that are expressly assumed by Purchaser pursuant to the terms of this Agreement, (v) except as expressly set forth on Schedule 4, any obligations under a grant or economic development award from any Governmental Authority, or (vi) any other liabilities or obligations of the Company arising out of the construction of the Facility, the operation of its business or the ownership of the Assets by the Company, including, without limitation, any liability or obligations with respect to the Pilot Agreement, the Buchanan Street bridge project or to pay the costs to acquire additional parcels pursuant to the letter agreement dated November 3, 2006 between the Company and Bunge Milling, Inc.  The Company or each Member will timely and fully satisfy all such unassumed duties, liabilities, responsibilities and obligations as they become due.

ARTICLE V

COVENANTS

Section 5.1            Access to Information.

(a)           From and after the Effective Date and until the Closing, the Company will give to the Purchaser and its authorized Representatives (which shall include REG and its authorized Representatives) reasonable access during normal business hours to the offices, books and records, returns, contracts, commitments, facilities and accountants of the Company, and will furnish and make available to the Purchaser and its authorized Representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of the Company as the Purchaser and its authorized Representatives may reasonably request; provided, however, that (i) the activities of the Purchaser and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and (ii) in no event will the Company be required to furnish the Purchaser or its Representatives with any documents or information that the Company is required by Legal Requirement, Order or agreement, to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret.  The Company shall cooperate with the Purchaser and its authorized Representatives in the preparation of, and shall use its best efforts, to prepare and cause its accountants to prepare, all necessary financial information regarding the Assets that may need to be reflected in filings by the Purchaser and REG under the Securities Act or the Securities Exchange Act of 1934, as amended

(the “Exchange Act”), or other applicable Legal Requirements.  Without limiting the generality of the foregoing, Purchaser and its authorized Representatives shall have access to the Facilities from and after the Effective Date and until the Closing for the purpose of conducting the Preliminary Testing.

(b)           From and after the Effective Date and until the Closing, the Purchaser and REG will give to the Sellers and their authorized Representatives reasonable access during normal business hours to the offices, books and records, returns, contracts, commitments, facilities and accountants of the Purchaser and REG, and will furnish and make available to the Sellers and their authorized Representatives all such documents and copies of documents (at the Sellers’ expense) and all such additional financial and operating data and other information pertaining to the affairs of the Purchaser and REG as the Sellers and their authorized Representatives may reasonably request; provided, however, that (i) the activities of the Sellers and their Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Purchaser or REG and (ii) in no event will the Purchaser or REG be required to furnish the Sellers or their Representatives with any documents or information that the Purchaser or REG is required by Legal Requirement, Order or agreement, to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret.

Section 5.2            Pre-Closing Activities.  Except as otherwise permitted or required by this Agreement or as set forth on Schedule 5.2, prior to the Closing Date the Company shall not:

(a)           engage in any activities other than the construction and testing of the Facility and activities in connection therewith;

(b)           subject any of the Real Property or Assets (whether tangible or intangible) of the Company to any Encumbrances, except for Permitted Liens;

(c)           acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the Real Property or Assets of the Company except in connection with construction and testing of the Facility;

(d)           permit the Bank Balance to be increased above $24,650,000;

(e)           amend any Assumed Contract or waive any rights with respect thereto;

(f)            acquire by merger or consolidation with, or merge or consolidate with, or otherwise acquire any material business of any corporation, partnership, association or other business organization or division thereof;

(g)           change or amend its certificate or articles of organization, operating agreement or other organizational documents except as otherwise required by law;

(h)           incur any material obligation or liability except in the ordinary course of business;

(i)            enter into or amend, or take or permit any act or omission constituting a material breach or default, under any material contract, indenture or agreement by which the Company or any of the Assets are bound;

(j)            hire any employees;

(k)           make any loans or advances to any Person, except for expenses incurred in the ordinary course of business;

(l)            make any material income tax election; or

(m)          agree or commit to do any of the foregoing.

Section 5.3            Efforts to Consummate.  Each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.  Without limiting the generality of the foregoing, prior to Closing (a) the Company will use commercially reasonable efforts to obtain the Required Consents and other items set forth on Schedules 2.8(d) and 2.12 of the Company Disclosure Schedule, and (b) the Company will use commercially reasonable efforts to give any notices to, make any filings with, and obtain any authorizations, consents, and approvals as set forth on Schedules 2.8(d) and 2.12.  Nothing in this Agreement shall be construed as an attempt or an agreement by the Company to assign or cause the assignment of any contract or agreement which is non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.

Section 5.4            Exclusive Dealing.  From the Effective Date until the earlier of (a) the Closing Date, or (b) the date this Agreement is terminated in accordance with the provisions hereof, the Sellers will not, and will cause their officers, directors, investment bankers and attorneys not to, take any action to solicit the making of any Acquisition Proposal or engage in substantive discussions or negotiations with any Person with respect thereto.  For purposes of this Agreement, “Acquisition Proposal” means any oral or written offer from a third party for, or any written indication of interest by a third party in, any purchase or issuance of any of the Company Membership Interests or the purchase of all or any material part of the Assets or Real Property of the Company (other than the sale or other disposition of such Assets or Real Property in the ordinary course of business consistent with past practice of the Company) or any merger or consolidation of the Company.

Section 5.5            Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Sellers and the Purchaser and REG shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement that, if existing or known at, or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Schedules.  No such supplement or amendment shall have any effect on the satisfaction of the conditions to closing set forth in Sections 6.1(a) or 6.2(a); provided, however, if a party proceeds with the Closing, then such party shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

Section 5.6            Confidentiality.  Except as permitted under Section 5.7, prior to and after the Closing, each of the Sellers, the Purchaser and REG will, and will ensure that its Affiliates and Representatives will hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection with the transactions contemplated hereby from the Company, the Sellers, the Purchaser, REG or any of their respective Representatives.

Section 5.7            Publicity.  No party to this Agreement or any Affiliate or representative thereof shall issue any press release or make any public announcement relating to the terms or existence of this Agreement prior to or after the Closing without the prior approval of the other parties hereto (which approval shall not be unreasonably withheld); provided however that any party may make any public disclosure it believes in good faith is required by applicable Legal Requirements and that any Transaction Documents may be described or disclosed to the SEC or other Governmental Authority as necessary to comply with federal and state securities laws and Purchaser’s financial statements may make such disclosures as necessary under applicable accounting rules and principles.

Section 5.8            Preliminary Testing; Performance Testing.  The Preliminary Testing shall be conducted by Purchaser and REG as soon as practical after the Facility is ready for such testing.  The Company shall retain at least $250,000 in cash until notice by Purchaser to the Company of the successful completion of the Performance Testing.  The Performance Testing shall be conducted by Purchaser and REG within twelve (12) months after the Closing Date.  The Members and the Company shall be entitled to participate in and have Representatives present during all activities performed or conducted in Preliminary Testing and Performance Testing.

Section 5.9            Bunge Oil Supply Agreement; Services Agreement.  As of the Closing Date, Purchaser and Bunge shall enter into the Oil Feedstock Supply Agreement and the Services Agreement, in the forms attached hereto as Exhibits C and D, respectively, and in exchange for the Oil Feedstock Supply Agreement, REG shall issue One Hundred Twenty Seven Thousand, Two Hundred Seventy-Three (127,273) shares of its Series B Preferred Stock to Bunge.

Section 5.10         Limitations on Disposition and Legend.

(a)           Purchaser and REG acknowledge and agree that the Company shall be entitled to distribute the REG Stock and the Escrowed Shares (upon release of such shares from the Escrow Fund) to the Members in the Company’s discretion without regard to the provisions of this Section 5.10 and without the approval or consent of REG, the Purchaser or any other shareholder of REG.  Without in any way limiting the representations set forth in Article II hereof, each Member agrees upon receipt from the Company of the REG Common Stock and the Escrowed Shares not to make any disposition of all or any portion of the shares of the REG Common Stock or the Escrowed Shares unless (i) the transferee has agreed in writing for the benefit of such Member and REG to be bound by this Section 5.10 and the Stockholder Agreement, provided and to the extent this Section and such agreement are then applicable; (ii) if such disposition is proposed prior to the expiration of the period described in Section 3(b) of the Stockholder Agreement, the aggregate number of holders of the shares of REG Common Stock issued pursuant to this Agreement  (calculated for purposes of Section 12(g) under the Exchange Act and the rules and regulations promulgated thereunder, as in effect at the time of the disposition) after giving effect to the proposed distribution will not exceed three hundred (300); (iii) at least two (2) years since the Closing or the lock up period (not to exceed one hundred eighty (180) days after an initial public offering of REG Common Stock has elapsed, whichever is earlier; and (iv):

(A)          there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(B)           (1) such Member shall have notified REG of the proposed disposition and shall have furnished REG with a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by REG, such Member shall have furnished REG with an opinion of counsel, or other evidence, reasonably satisfactory to REG that such disposition will not require registration of such shares under the Securities Act.  It is agreed that REG will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b)           The Company understands that each of the certificates evidencing the REG Common Stock to be acquired hereunder may bear the following legends:

“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AGREEMENTS DATED JULY 18, 2007 AND MARCH       , 2008 BETWEEN RENEWABLE ENERGY GROUP, INC., AND CERTAIN OF ITS STOCKHOLDERS, COPIES OF WHICH AGREEMENTS ARE AVAILABLE UPON REQUEST TO THE SECRETARY OF THE CORPORATION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAW, AND HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE REGISTERED HOLDER THEREOF FOR SUCH HOLDER’S OWN ACCOUNT FOR INVESTMENT, AND SUCH SECURITIES SHALL NOT BE TRANSFERABLE BY THE REGISTERED HOLDER EXCEPT UPON THE ISSUANCE OF A FAVORABLE OPINION OF COUNSEL FOR THE CORPORATION AND/OR SUBMISSION TO THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE

CORPORATION TO THE EFFECT THAT TRANSFER OF SUCH SECURITIES WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER, OR APPLICABLE STATE SECURITIES LAW.

THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1            Conditions to Obligations of the Purchaser and REG.  The obligations of the Purchaser and REG to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

(a)           The representations and warranties of Sellers set forth in Article II shall each be true and correct on and as of the Effective Date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)), except for any inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not or are not reasonably expected to have a Material Adverse Effect with respect to Purchaser, REG or the Company; provided, however, with respect to any representation or warranty which is qualified as to materiality or Material Adverse Effect, such qualification shall be disregarded for purposes of determining the satisfaction of this condition to Closing.

(b)           Each Seller shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by such Person prior to or at the Closing.

(c)           Each of the Sellers shall have delivered to the Purchaser and REG a certificate, executed by a duly authorized officer in his or her capacity as such, certifying that the conditions specified in Sections 6.1(a) and (b) have been satisfied.

(d)           There shall not be in force any order, judgment, injunction, decree or ruling by or before any Governmental Authority of competent jurisdiction, and there shall be no lawsuits, actions, claims, investigations or other proceedings at law or in equity pending or threatened against the Company, Sellers, the Purchaser or REG which, if decided adversely, would have the effect of, restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby or which would otherwise have a Material Adverse Effect on the Company or

Assets or the ability of the Purchaser to acquire, own or use the Assets or to construct and operate the Facility.

(e)           All of the consents set forth on Schedules 2.8(d) and 2.12 of the Company Disclosure Schedule, other than those consents that cannot under administrative practice be obtained prior to the Closing but can reasonably be expected to be obtained by the Purchaser after the Closing in the ordinary course, shall have been obtained and shall be in form and substance reasonably satisfactory to the Purchaser and REG.  Without limiting the generality of the foregoing, the Company shall have received the consent of Fifth Third Bank to the consummation of the transactions contemplated by this Agreement and the Transaction Documents without any acceleration of the indebtedness or payment required by the Company and containing any changes to the terms and conditions of the Fifth Third Bank Construction Loan Agreement and agreements and instruments related thereto substantially in accordance with the loan commitment of Fifth Third Bank to Purchaser dated on or about the date hereof, a copy of which has been provided by Purchaser to Sellers, and the indebtedness of the Company to Fifth Third Bank pursuant to the Construction Loan Agreement and in an amount not to exceed $24,650,000 shall be outstanding and in full force and effect payable in accordance with its stated terms without default or breach as a result of the transactions contemplated by this Agreement.

(f)            On or before the Closing Date, BIG shall have delivered to the Purchaser and REG a fully executed copy of the Confidentiality and Noncompetition Agreement of BIG, in the form attached hereto as Exhibit G and Purchaser and REG shall have approved Exhibit A to be attached thereto (the “Confidentiality Agreement”).

(g)           Purchaser shall have received a leasehold title policy in form and substance satisfactory to Purchaser evidencing valid leasehold title to the Leased Real Property in accordance with the terms of the leases applicable to such Leased Real Property, free and clear of all Encumbrances, other than Permitted Liens.

(h)           Purchaser, as successor tenant to the Company, and Bunge shall have agreed upon the terms of the assignment of that certain Amended and Restated Ground Lease Agreement dated November 3, 2006 between Bunge Milling, Inc. and the Company, including, without limitation that “base rent” will remain at $1.00 per year for the term of the Oil Supply Agreement and “base rent” thereafter to be agreed upon by the parties on or before Closing.

(i)            Purchaser and REG shall have successfully completed Preliminary Testing of the Facility.

Section 6.2            Conditions to Obligations of the Sellers and the Company.  The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

(a)           The representations and warranties of the Purchaser and REG set forth in Article III shall each be true and correct on and as of the Effective Date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified) except for any inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not or are not reasonably expected to have a Material Adverse Effect with respect to Purchaser, REG or Sellers; provided, however, with respect to any representation or warranty which is qualified as to materiality or Material Adverse Effect, such qualification shall be disregarded for purposes of determining the satisfaction of this condition to Closing.

(b)           The Purchaser and REG shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by them prior to or at the Closing.

(c)           The Purchaser and REG shall have delivered to the Company a certificate, executed by a duly authorized officer of each of the Purchaser and REG in his or her capacity as such, certifying that the conditions specified in Sections 6.2(a) and (b) have been satisfied.

(d)           There shall not be in force any order, judgment, injunction, decree or ruling by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(e)           Bunge shall have been relieved of its Debt Service Guaranty, in an amount not to exceed $700,000, of the Company’s Debt Service Fund to Fifth Third Bank.

(f)            BIG shall have withdrawn the Two Million, Eight Hundred Thousand U.S. Dollars ($2,800,000), together with all accrued interest thereon, from the Company’s Debt Service Fund deposited by BIG in the Debt Service Fund Account in connection with Company’s indebtedness to Fifth Third Bank.

(g)           The Company shall have received the written consent of Fifth Third Bank to the consummation of the transactions contemplated by this Agreement and the Transaction Documents without any acceleration of the indebtedness or payment required by the Company and the Company shall have been released from the Construction Loan Agreement and all indebtedness evidenced thereby.

(h)           Purchaser, as successor tenant to the Company, and Bunge shall have agreed upon the terms of the assignment of that certain Amended and Restated Ground Lease Agreement dated November 3, 2006 between Bunge Milling, Inc. and the Company, including, without limitation that “base rent” will remain at $1.00 per year for the term of the Oil Supply Agreement and “base rent” thereafter to be agreed upon by the parties on or before Closing.

Section 6.3            Documents to be Delivered at the Closing.

(a)           At the Closing, the Sellers, as applicable, shall deliver the IFA Payment to the IFA in accordance with Section 1.2(a) and shall deliver to the Purchaser and REG, as applicable, the following:

(i)

The Bill of Sale in the form attached hereto as Exhibit E executed by the Company;

(ii)

The Assignment and Assumption Agreement in the form attached hereto as Exhibit F executed by the Company;

(iii)

The Oil Feedstock Supply Agreement in the form attached hereto as Exhibit C executed by

Bunge;

(iv)

The Services Agreement in the form attached hereto as Exhibit D executed by Bunge;

(v)

The Addendum to the Amended and Restated Stockholder Agreement dated July 18, 2007 for the

REG Common Stock in the form attached hereto as Exhibit H (the “Stockholder Agreement”) executed by the

Sellers;

(vi)

The Registration Rights Agreement in the form attached hereto as Exhibit I (the “Registration

Rights Agreement”) executed by the Sellers;

(vii)

Certified copies of the resolutions duly adopted by the Board of Managers and members of the

Company authorizing the transfer of the Assets to Purchaser;

(viii)

Certified copies of the resolutions duly adopted by the Board of Managers and members of BIG authorizing the transactions contemplated by this Agreement;

(ix)

Any and all consents, filings, waivers, registrations, approvals or authorizations, with or by any

Governmental Authority and all consents, waivers, approvals or authorizations of any other Person required for the consummation of the Closing;

(xi)

A statement of account of the Bank Balance owed by Company to Fifth Third Bank under the

Construction Loan Agreement and a statement of the Assumed Liabilities as provided in Section 1.2(d);

(xii)

The Escrow Agreement executed by the Company; and

(xiii)

Such other customary documents as may be reasonably requested by the Purchaser related to the transactions contemplated by this Agreement.

(b)     At the Closing, the Purchaser and REG shall deliver to the Escrow Agent the Escrow Amount in accordance with Section 1.2(c)and shall deliver to the Sellers, as applicable, the following:

(i)

Wire transfer of the Cash Purchase Price as provided in Section 1.2(a);

(ii)

Certificates representing the shares of REG Common Stock as provided in Section 1.2(b);

(iii)

The Registration Rights Agreement executed by REG;

(iv)

The Oil Feedstock Supply Agreement executed by Purchaser, and the certificates representing the shares of its Series B Preferred Stock in exchange therefore as provided in Section 5.9;

(v)

The Services Agreement executed by Purchaser;

(vi)

Wire transfer of the Balance Differential Payment as provided in Section 1.2(b), if any;

(vii)

The Assignment and Assumption Agreement executed by the Purchaser;

(viii)

The Escrow Agreement executed by Purchaser; and

(ix)

Such other customary documents as may be reasonably requested by the Company related to the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION

Section 7.1            Indemnification by the Sellers.  (a) Each Seller, severally as to itself and not jointly, shall indemnify the Purchaser and REG and their respective Affiliates, partners, managers, directors, officers and employees (collectively, the “Purchaser’s Indemnified Parties”) from, and defend and hold each of them harmless against, any and all Losses resulting from or arising out of:

(i)            Any breach or inaccuracy in any representation or warranty made by such Seller with respect to such Seller under Article II of this Agreement, the Company Disclosure Schedule hereto, or any certificate delivered or to be delivered to REG and the Purchaser by any Seller regarding Article II hereto;

(ii)                                  Any breach or nonfulfillment of any covenant, agreement or other obligation of such Seller under this Agreement (excluding any schedules or exhibits attached hereto) or any certificate delivered pursuant hereto.

(b)                                 Each Member, severally and not jointly, in accordance with their respective proportionate ownership of the Company Membership Interest on the Effective Date (which shall be 77.8% for BIG and 22.2% for Bunge), shall indemnify the Purchaser’s Indemnified Parties from, and defend and hold each of them harmless against, any and all Losses resulting from or arising out of:

(i)                                     Any breach or inaccuracy in any representation or warranty made by the Company with respect to the Company under Article II of this Agreement, the Company Disclosure Schedule hereto, or any certificate delivered or to be delivered to REG and the Purchaser by any Member regarding Article II hereto;

(ii)                                  Any breach or nonfulfillment of any covenant, agreement or other obligation of the Company under this Agreement (excluding any schedules or exhibits attached hereto) or any certificate delivered pursuant hereto; or

(iii)                               Unsuccessful Performance Testing.

Section 7.2                                   Indemnification by the Purchaser.  The Purchaser and REG, severally as to itself and not jointly as to or with the other, shall indemnify the Sellers and their Affiliates, partners, managers, directors, officers and employees (collectively, the “Seller Indemnified Parties”) from, and defend and hold each of them harmless against, any and all Losses resulting from or arising out of:

(a)                 Any breach or inaccuracy in any representation or warranty made by the Purchaser or REG, respectively, under this Agreement, the REG Disclosure Schedule or any certificate delivered or to be delivered to the Sellers by the Purchaser or REG pursuant hereto; or

(b)                Any breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser or REG, respectively, under this Agreement or any certificate delivered pursuant hereto.

Section 7.3                                   Notice and Defense of Third Party Claims.  If any Proceeding shall be brought or asserted against an indemnified party (“Indemnified Party”) in respect of which indemnity for Indemnified Amounts may be sought under this Article from an indemnifying party (“Indemnifying Party”), the Indemnified Party shall give prompt written notice of such Proceeding to the Indemnifying Party.  If any Proceeding is brought or asserted against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement or assertion of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses related to such defense (except as provided herein) and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding; provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such failure or delay.  Actual or threatened action by a Governmental Authority or other Person is not a condition or prerequisite to the Indemnifying Party’s obligations under this Article VII.  If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification under this Article VII; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Proceeding and the matters that are subject to the indemnification claim; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  The Indemnified Party shall have the right to employ separate counsel in any Proceeding in which the Indemnifying Party has assumed the defense and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (notwithstanding any other provision of this Article VII) unless the Indemnifying Party has failed or refuses to employ counsel or unless the Indemnifying Party is not pursuing the defense of the Proceedings or that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate.  The Indemnified Party’s right to participate in the defense or response to any Proceeding shall not be deemed to limit or otherwise modify the Indemnifying Party’s obligations under this Article VII.  If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnified Party will have the right to undertake the defense of such Proceeding.  Any settlement or compromise made or caused to be made by the Indemnified Party (unless the Indemnified Party has the exclusive right to settle or compromise under Section 7.3) or the Indemnifying Party, as the case may be, of any Proceeding of the kind referred to in Section 7.3 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Party will not compromise or settle any such Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 7.4                                   Limitations of Liability

(a)                                  An Indemnifying Party shall have no liability under Sections 7.1(a)(i), 7.1(b)(i) or 7.2(a)(i) unless notice of a claim for indemnity, or notice of facts as to which an indemnifiable Loss is expected to be incurred, shall have been given to the Indemnifying Party before the expiration of the applicable representation or warranty pursuant to Section 9.1 of this Agreement.  Notwithstanding any other provision contained in this Agreement, the Purchaser’s Indemnified Parties shall make no claim for indemnification under Section 7.1(b)(iii) unless and until the Purchaser’s Indemnified Parties shall have exhausted their remedies against Fagen, Inc. and De Smet Ballestra North America, Inc. for breach of the Fagen Agreement and/or the De Smet Agreement; provided, however, the Purchaser’s Indemnified Parties shall be reimbursed from the Escrow Fund for any Losses incurred by the Purchaser’s Indemnified Parties in pursuit of such remedies within thirty (30) days after request therefor to Members by the Purchaser’s Indemnified Parties.

(b)                                 Notwithstanding any provision of this Article VII to the contrary, amounts owed by an Indemnifying Party to an Indemnified Party shall be reduced by the amount of any mitigating recovery or benefit an Indemnified Party shall have received or otherwise enjoyed with respect thereto from any amounts recovered by the Indemnified Party under any insurance policies, without regard to whether the Indemnified Party or another person paid the premiums therefor.  If such a recovery is received by an Indemnified Party after it receives payment or other credit under this Agreement with respect to Indemnified Amounts, then a refund equal to the aggregate amount of such recovery shall be made promptly to the Indemnifying Party.

(c)                                  THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF EACH INDEMNIFYING PARTY TO ANY INDEMNIFIED PARTY UNDER THIS AGREEMENT, AND THE SOLE AND EXCLUSIVE REMEDY OF ANY INDEMNIFIED PARTY AGAINST ANY INDEMNIFYING PARTY UNDER THIS AGREEMENT SHALL BE AS SET FORTH IN THIS ARTICLE VII AND SECTION 8.2; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 7.4 SHALL NOT APPLY IN THE CASE OF FRAUD OR AN INTENTIONAL MISREPRESENTATION BY ANY INDEMNIFYING PARTY.  TO THE EXTENT THAT ANY INDEMNIFIED PARTY HAS ANY LOSSES FOR WHICH IT MAY ASSERT ANY OTHER RIGHT TO INDEMNIFICATION, CONTRIBUTION OR RECOVERY FROM ANY INDEMNIFYING PARTY (WHETHER UNDER THIS AGREEMENT OR UNDER ANY COMMON LAW THEORY OR ANY LEGAL REQUIREMENT), EXCEPT FOR FRAUD OR INTENTIONAL MISREPRESENTATION, SUCH INDEMNIFYING PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO ASSERT SUCH RIGHT, AND SUCH PARTY AGREES TO CAUSE EACH OF ITS RESPECTIVE INDEMNIFIED PARTIES TO WAIVE, RELEASE AND AGREE NOT TO ASSERT SUCH RIGHT, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, WHETHER CONTRACT, EQUITY, TORT, WARRANTY, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

(d)                                 An Indemnifying Party shall have no liability to an Indemnified Party under Section 7.1 or 7.2 hereof, except as provided in the proviso in the first sentence of Section 7.4(c), unless the aggregate amount of the Losses incurred by the Indemnified Party exceeds Five Hundred Thirty-seven Thousand U.S. Dollars (U.S. $537,000), and in such event the Indemnifying Party shall be required to pay (subject to the next sentence) the entire amount of all such Losses for which each Indemnifying Party is obligated to pay under this Article VII in an aggregate amount for Sellers or for the Purchaser and REG, as the case may be, not to exceed the amounts set forth in this Section 7.4(d).  All indemnifiable Losses shall be paid or reimbursed out of the Escrow Fund first through the payment of cash and next through the surrender of Escrowed Stock (at a the value set forth in Section 1.2(f)); provided, that any claim for indemnifiable Losses asserted against Bunge shall only be paid or reimbursed out of the Escrow Fund to the Purchaser’s Indemnified Parties up to the percentages of Escrowed Cash and Escrowed Stock which are apportioned to Bunge upon distribution from the Company in accordance with Section 1.2(c) and any claim for indemnifiable Losses asserted against BIG shall only be paid or reimbursed out of the Escrow Fund to the Purchaser’s Indemnified Parties up to the percentages of Escrowed Cash and Escrowed Stock which are apportioned to BIG upon distribution from the Company in accordance with Section 1.2(c).  After the exhaustion of the Escrow Fund or upon the release of the Escrow Fund in accordance with the terms of the Escrow Agreement, any claim for indemnification by the Purchaser’s Indemnified Parties pursuant to Article VII shall be satisfied by the applicable Seller from REG Common Stock in value up to an aggregate amount for all Sellers of Five Million Dollars ($5,000,000), with such REG Common Stock valued in accordance with Section 1.2(f).

Section 7.5                                   Survival.  All representations, warranties, covenants and obligations in the Agreement, the Company Disclosure Schedule, the REG Disclosure Schedule, the certificates delivered pursuant to Article VI and any other certificate delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 9.1.

Section 7.6                                   Waiver of Certain Damages.  IN NO EVENT SHALL ANY INDEMNIFYING PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR ANY AGREEMENT, CERTIFICATE OR OTHER DOCUMENT RELATED HERETO OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR ANY SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE), AND WHETHER OR NOT THE INDEMNIFYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARE AWARDED IN A PROCEEDING BROUGHT OR ASSERTED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

Section 7.7                                   Express Negligence.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH

THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE VIII

TERMINATION

Section 8.1                                   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                 by the mutual written consent of the Purchaser, REG and the Sellers;

(b)                by the Purchaser or REG by giving written notice to the Sellers at any time (i) if any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement in a manner that, individually or in the aggregate, has or is reasonably expected to have a Material Adverse Effect with respect to Purchaser, REG or the Company or a materially adverse effect on the timely consummation of the transactions contemplated hereby, the Purchaser has notified the Seller of the breach and the breach has continued uncured for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 1, 2008 by reason of the failure of any condition precedent under Section 6.1 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from the Purchaser or REG breaching any representation, warranty, covenant or agreement contained in this Agreement); or

(c)                 by the Sellers giving written notice to the Purchaser and REG at any time (i) if the Purchaser or REG has breached any representation, warranty, covenant or agreement contained in this Agreement in a manner that, individually or in the aggregate, has or is reasonably expected to have a Material Adverse Effect with respect to Purchaser, REG, Members or the Company or a materially adverse effect on the timely consummation of the transactions contemplated hereby, the Sellers have notified the Purchaser and REG of the breach and the breach has continued uncured for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 1, 2008 by reason of the failure of any condition precedent under Section 6.2 hereof or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from a Seller breaching any representation, warranty, covenant or agreement contained in this Agreement).

Section 8.2                                   Effect of Termination; Liquidated Damages.  Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in breach), except for the obligations under Section 5.6, this Section 8.2, Article VII and Sections 9.1, 9.3, 9.6, 9.13 and 9.14.  In the event this Agreement is terminated pursuant to Section 8.1(b)(i), Company shall pay to Purchaser and REG as liquidated damages One Million U.S.

Dollars (U.S. $1,000,000) in the manner and in the form determined by Purchaser and as Purchaser’s and REG’s sole and exclusive remedy against Sellers for the failure to close the transaction.  In the event this Agreement is terminated pursuant to Section 8.1(c)(i), Purchaser and REG shall pay to Members as liquidated damages One Million U.S. Dollars (U.S. $1,000,000) in the manner and in the form determined by Members (including, without limitation, the release of Escrowed Stock and/or Escrowed Cash contained in the Escrow Fund) as Sellers’ sole and exclusive remedy against Purchaser and REG for the failure to close the transaction.  The parties agree that the liquidated damages as provided in this Section 8.2 are reasonable in light of (i) the anticipated or actual harm caused by termination of this Agreement, (ii) the difficulties of proof of loss, and (iii) the inconvenience or nonfeasability of otherwise obtaining an adequate remedy.  As provided in this Section 8.2, liquidated damages shall be the sole remedy available for failure to close the transaction; provided, however, that this Section 8.2 shall not prohibit or limit any other remedies, in law or in equity, to which a party may be entitled after the close of the transaction for any breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                   Survival.  The representations and warranties contained in Articles II and III shall survive for twelve (12) months after the date such representation and warranty at issue is made under this Agreement, except that (a) all representations and warranties set forth in Sections 2.5 and 2.7 hereof shall survive until the expiration of all applicable statutes of limitation and any extensions thereof and (b) all representation and warranties set forth in Sections 2.1, 2.2, 3.1, 3.2, and 3.3 will continue in full force and effect indefinitely.  All other obligations of the parties hereto shall survive indefinitely.

Section 9.2                                   Amendment and Modification; Waiver.  Any term of this Agreement may be amended, modified or supplemented and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written agreement of the Sellers, the Purchaser and REG.  Any waiver pursuant to this Section 9.2 shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3                                   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) mailed by registered or certified mail (return receipt requested), whereupon notice shall be deemed given three days after mailing, (iii) sent by facsimile with confirmation, to the other party at the following addresses or (iv) electronically transmitted to the extent permitted by applicable law and provided an email address is set forth below for such party (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to BIG, to:	Biodiesel Investment Group, LLC
1661 International Drive, Suite 400
Memphis, Tennessee 38120
Attn: Mark A. Burke, President
Telephone No.: 901-818-3033

Facsimile No.: 901-767-4441
Email: mburke@markaburke.com

with a copy to:	Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street, Suite 2800
Louisville, Kentucky 40202
Attn: Robert A. Heath
Telephone No.: 502-562-7201
Facsimile No.: 502-589-0309
Email: rheath@wyattfirm.com

If to Bunge, to:	Bunge North America, Inc.
11720 Borman Drive
PO Box 28500
St. Louis, Missouri 63146
Attn: General Manager- Biofuels
Telephone No.: 314-292-2512
Facsimile No.: 314-292-2112

with a copy to:	Bunge North America, Inc.
11720 Borman Drive
PO Box 28500
St. Louis, Missouri 63146
Attn: General Counsel
Telephone No.: 314-292-2512
Facsimile No.: 314-292-2112

Thompson Coburn, LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attn: Kimberly M. Eilerts
Telephone No.: 314-552-6172
Facsimile No.: 314-552-7172
Email: keilerts@thompsoncoburn.com

If to Purchaser, to:	Blackhawk Biofuels, LLC
22 Chicago Avenue
Freeport, IL 61032-4230
Attn: Ron Mapes, Chair
Telephone No.: 815-235-2461
Facsimile No.: 815-235-4727
Email: mapesfarms@blkhawk.net

with a copy to:	Lindquist & Vennum, PLLP
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2274
Attn: Dean Edstrom
Telephone No.: 612-371-3955
Facsimile No.: 612-371-3207
Email: dedstrom@lindquist.com

If to REG, to:	Renewable Energy Group, Inc. and
REG Danville, LLC
416 S. Bell Avenue
PO Box 888
Ames, IA 50010
Attn: Jeffrey Stroburg
Telephone No.: 515-239-8121
Facsimile No.: 515-239-8009
Email: jeff.stroburg@regfuel.com

with a copy to:	Wilcox Polking Gerken Schwartzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa
Attn: John A. Gerken, Esq.
Telephone No.: 515-386-3158
Facsimile No.: 515-386-8531
Email: jgerken@wilcoxlaw.com

If to the Company, to:	Biofuels Company of America, LLC
1661 International Drive, Suite 400
Memphis, Tennessee 38120
Attn: Mark A. Burke, President
Telephone No.: 901-818-3033
Facsimile No.: 901-767-4441
Email: mburke@markaburke.com

Section 9.4                                   Further Assurances.  Each party agrees to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 9.5                                   Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by (a) the Purchaser or REG without the prior written consent of the Sellers; (b) the Sellers or any of them without the prior written consent of the Purchaser and REG; (c) the Purchaser without the prior written consent of REG; or (d) REG without the prior written consent of Purchaser.  No permitted assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.6                                   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES REGARDING CONFLICTS OF LAWS.

Section 9.7                                   Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 9.8                                   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.9                                   Facsimile Signatures.  Any signature page delivered pursuant to this Agreement or any agreement contemplated hereby via facsimile shall be binding to the same extent as an original signature.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

Section 9.10                            No Third-Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11                            Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.12                            Entire Agreement.  This Agreement, including the documents, schedules, instruments and agreements referred to herein, and the agreements and documents executed contemporaneously herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof.  There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.13                            Expenses.  Each of the parties hereto shall bear its own expenses in connection with the negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.14                            Jury Waiver.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO AND IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, DEMAND, DISPUTE OR OTHER MATTER WHATSOEVER ARISING OUT OF THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

SELLERS:

BIODIESEL INVESTMENT
GROUP, LLC

By:	/S/ Mark A. Burke
Name: Mark A. Burke
Title: President

BUNGE NORTH AMERICA, INC.

By:	/S/ Eric Hakmiller
Name: Eric Hakmiller
Title: Vice President & General Manager
Bunge Biofuels

PURCHASER:

BLACKHAWK BIOFUELS, LLC

By:	/S/ Ronald Mapes
Name: Ronald Mapes
Title: Chairman

REG:

RENEWABLE ENERGY GROUP, INC.

By:	/S/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman and CEO

COMPANY:

BIOFUELS COMPANY OF AMERICA, LLC

By:	/S/ Mark A. Burke
Name: Mark A. Burke
Title: President

ASSET PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A
DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 5.4.

“Affiliate” means, with respect to a specified Person, (a) any Entity of which such Person is an executive officer, manager, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 20% or more of any class of equity security thereof or other financial interest therein; (b) if such Person is an individual, any relative or spouse of such individual, or any relative of such spouse (such relative being related to the individual in question within the second degree) and any Entity of which any such relative, spouse, or relative of spouse is an executive officer, manager, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 20% or more of any class of equity security thereof or other financial interest therein; (c) if such Person is an Entity, any executive officer, manager, director, partner, trustee or other fiduciary or any direct or indirect beneficial owner of 20% or more of any class of equity security of, or other financial interest in, such Entity; or (d) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.  For purposes of this definition, “executive officer” means the president, any vice president in charge of a principal business unit, division or function such as sales, administration, research and development, or finance, and any other officer, employee or other Person who performs a policy making function or has the same duties as those of a president or vice president.  For purposes of this definition, “manager” or “director” means a member of the board of managers or board of directors, and any other Person who performs a governance function similar to a member of the board of managers or board of directors.  For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  When used without reference to a particular Person, “Affiliate” means an Affiliate of the Company.

“Agreement” means this Purchase Agreement, including the schedules and exhibits attached hereto, which are hereby incorporated herein.

“Assets” shall mean the Facility, the Assumed Contracts, furniture, equipment, Intellectual Property Assets, personal property and intangible assets (including tax credits and Governmental Authorizations), and any leasehold interests in real property and fixtures, excluding Excluded Assets, owned directly or indirectly by the Company.

“Assumed Contracts” shall have the meaning set forth in Article IV.

“Assumed Liabilities” shall mean the amount of the Fagen Retainage, the De Smet Retainage, the Buchanan Street Bridge Retainage, the REG Start-Up Fees, and the REG Equipment Allowance as of the Closing Date.

“Balance Differential Payment” shall have the meaning set forth in Section 1.2(d).

“Bank Balance” shall have the meaning set forth in Section 1.2(d).

“BIG” shall have the meaning set forth in the recitals.

“Buchanan Street Bridge Retainage” shall mean the amount owed as of the Closing Date by the Company under the Letter Agreement dated October 17, 2006, by and between the Company and Bunge Milling, Inc. regarding the parties’ relative payments for the Buchanan Street Bridge expansion project.

“Bunge” shall have the meaning set forth in the recitals.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Indebtedness” shall be determined as provided in Section 1.2(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals.

“Company Disclosure Schedule” shall mean the disclosure schedules of the Company and the Members, which are attached hereto and made a part hereof.

“Company Membership Interests” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.1(f).

“Construction Loan Agreement” means that certain Construction Loan Agreement between Company as Borrower and Fifth Third Bank as Lender dated November 3, 2006, and all related documents and agreements referred to therein.

“DCEO Grant Agreement” shall mean the Grant Agreement dated August 15, 2006 between State of Illinois Department of Commerce and Economic Opportunity and Biofuels Company of America, LLC: Notice of Grant Award No. 07-27003, Renewable Fuels Development Program-Ethanol Plants.

“DCEO Grant Credit” shall mean the credit in the amount of two hundred thousand dollars ($200,000) granted by Purchaser to Company as of the Closing Date in exchange for all right, title and interest in and to the final payment under the DCEO Grant Agreement.

“Debt Service Fund Account” means that certain escrow account established on behalf of Company to Fifth Third Bank whereby Company has deposited the required cash portion of the

Debt Service Amount, such cash portion in the amount of $2,800,000, which amount represents eighty percent (80%) of the Debt Service Fund Amount.

“Debt Service Fund Amount” means a total amount of $3,500,000 consisting of the required cash portion in the amount of $2,800,000, representing eighty percent (80%) of the total Debt Service Fund Amount, and the Debt Service Fund Guaranty for $700,000, representing 20% of the total Debt Service Fund Amount.

“Debt Service Fund Guaranty” means that certain Guaranty given by Bunge to Fifth Third Bank and dated on or about November 3, 2006, which Guaranty guarantees twenty percent (20%) of the obligations of Company pertaining to the Debt Service Fund (in lieu of a cash deposit), and all amendments, modifications, replacements, restatements, extensions and renewals thereof.

“De Smet Agreement” means the Equipment Purchase and Sale Agreement between the Company and De Smet Ballestra North America, Inc. dated September 7, 2006, as amended, prior to the Effective Date of this Agreement.

“De Smet Retainage” shall mean the retainage amount owed as of the Closing Date by the Company to De Smet Ballestra North America, Inc. under the De Smet Agreement.

“Effective Date” shall have the meaning set forth in the recitals.

“Encumbrance” means any lien, pledge, hypothecation, charge, security interest, encumbrance, equity, trust, equitable interest, claim, right of possession, burden, covenant, infringement, interference, proxy, option, right of first refusal, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

“Entity” means any limited liability company, general partnership, limited partnership, corporation, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, consortium, enterprise, association, organization or other entity of any kind or nature, including any Governmental Authority.

“Environmental Laws” shall have the meaning set forth in Section 2.7(a).

“Environmental Permits” shall have the meaning set forth in Section 2.7(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“Escrow Agent” shall have the meaning set forth in Section 1.2(c).

“Escrow Agreement” shall have the meaning set forth in Section 1.2(c).

“Escrow Amount” shall have the meaning set forth in Section 1.2(c).

“Escrowed Cash” shall have the meaning set forth in Section 1.2(c).

“Escrowed Stock” shall have the meaning set forth in Section 1.2(c).

“Escrow Fund” shall have the meaning set forth in Section 1.2(c).

“Excluded Assets” shall mean raw materials, rolling stock and vehicles, office furniture, office equipment, office computer hardware and software, cold filtration equipment, and other equipment not included in the Fagen Agreement or De Smet Agreement.

“Facility” shall have the meaning set forth in the Recitals.

“Fagen Agreement” means the Construction Management Services Agreement between the Company and Fagen, Inc. dated September 8, 2006 as amended prior to the Effective Date of this Agreement.

“Fagen Retainage” shall mean the retainage amount owed as of the Closing Date by the Company to Fagen, Inc. under the Fagen Agreement.

“Fifth Third Bank” means Fifth Third Bank, a Michigan banking corporation, and Lender on the Construction Loan Agreement.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Material” shall have the meaning set forth in Section 2.7(b)(i).

“IFA” means the Illinois finance Authority.

“IFA Payment” means One Million Dollars ($1,000,000) payable to the IFA.

“Indemnified Party” shall have the meaning set forth in Section 7.3.

“Indemnifying Party” shall have the meaning set forth in Section 7.3.

“Intellectual Property Assets” means all patents, patent applications, copyrights, inventions, processes, formulas, patterns, designs, know how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned or used by the Company or licensed by the Company as licensee or licensor.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” - An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if such individual is actually aware of such fact or other matter.  The Company shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if Mark A. Burke is actually aware of such fact or other matter.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

“Loss” means any loss, damage (including punitive damage), liability (including without limitation STRICT LIABILITY), decline in value, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof and the reasonable fees and expenses of attorneys, accountants and other professional advisors).

“Material Adverse Effect” means any material adverse change in the overall condition of a party, taking into consideration all factors including, but not limited to, the financial condition, properties, assets, liabilities, business, operations and results of operations.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means the Articles or Certificate of Incorporation and Bylaws for a corporation, and the Articles of Organization and Operating Agreement for a limited liability company, and all other documents necessary to meet the Legal Requirements for organization of the applicable entity type in its state of organization.

“Performance Testing” means the start-up testing described on Exhibit C to the De Smet Agreement performed in accordance with Section 5.8 of this Agreement.

“Permitted Liens” means (i) mechanics’ liens, workmen’s liens, carriers’ liens, repairmen’s liens, landlord’s liens, vendor’s liens, liens for master’s or crew’s wages or other like liens arising or incurred in the ordinary course of business in respect of obligations that are not overdue, (ii) statutory liens for Taxes, assessments and other similar governmental charges that are not yet due or are being contested in good faith and for which adequate reserves have been established, (iii) liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in the ordinary course of business, (iv) liens that arise under zoning, land use and other similar imperfections of title that arise in the ordinary course of business and that, individually or in the aggregate, do not materially affect the Company’s business as presently conducted or the value or marketability of such title, (v) liens in the ordinary course that do not materially impair the Company’s use of the property or asset, (vi) those liens, if any, permitted to be imposed by the Purchaser, including those set forth on Schedule 2.5(b) of the Company’s Disclosure Schedule or (vii) mortgage liens and security interests granted to Fifth Third Bank by the Company with respect to the Assets securing indebtedness in an amount not to exceed $24,650,000 as of the Closing Date.

“Person” means any individual, Entity or Governmental Authority.

“Pilot Agreement” means the Biodiesel Purchase Agreement dated October 17, 2006 by and between the Company and Pilot Travel Centers, LLC.

“Preliminary Testing” means the start-up testing described on Exhibit J attached hereto.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchaser” shall have the meaning set forth in the recitals.

“Purchaser’s Indemnified Parties” shall have the meaning set forth in Section 7.1(a).

“Real Property” shall have the meaning set forth in Section 2.5(a).

“REG” shall have the meaning set forth in the recitals.

“REG Common Stock” shall have the meaning set forth in Section 1.2(b).

“REG Disclosure Schedule” means the disclosure schedules of REG, which are attached hereto and made a part hereof.

“REG Equipment Allowance” shall mean the amount of $10,000 to be paid by Purchaser to REG following the Closing upon submission of an invoice therefor in exchange for equipment to be provided by REG or its Affiliates to the Company and Purchaser.

“REG Financial Information” shall have the meaning set forth in Section 3.5.

“REG Start-Up Fees” shall mean the amount of $483,001 to be paid by Purchaser to REG following the Closing upon submission of an invoice therefor in exchange for the testing and start-up services provided by REG or its Affiliates to the Company and Purchaser.

“Registration Rights Agreement” shall have the meaning set forth in Section 6.3(a)(vi).

“Reimbursements” shall have the meaning set forth in Section 1.2(d).

“Release” shall have the meaning set forth in Section 2.7(b)(i).

“Representatives” means the Affiliates, managers, directors, officers, agents or representatives, including, without limitation, any investment banks, attorney or accountant designated as a representative by a party to this Agreement.

“Required Consents” shall have the meaning set forth in Section 2.8(d).

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Stockholder Agreement” shall have the meaning set forth in Section 6.3(a)(v).

“Unsuccessful Performance Testing” means the failure of the Facility to have been deemed accepted by Purchaser in accordance with Section D of Exhibit C to the De Smet Agreement.

“Target Closing Date” shall have the meaning set forth in Section 1.3.

“Tax” means any tax (including without limitation any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, inventory tax, occupancy tax, severance tax, withholding tax, payroll tax, employment tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

“Tax Return” means any return (including any information return), report, claim for refund, statement, declaration, schedule, notice, notification, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, and including any amendment thereof.

“Transaction Documents” means the Bill of Sale, the Escrow Agreement, the Assignment and Assumption Agreement, Stockholder Agreement, Registration Rights Agreement, Confidentiality, and Noncompetition Agreement of Biodiesel Investment Group, LLC, Oil Feedstock Supply Agreement and Services Agreement and the other agreements and instruments contemplated hereby or thereby.

EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Oil Feedstock Supply Agreement
Exhibit D	Services Agreement
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Confidentiality Agreement
Exhibit H	Stockholder Agreement
Exhibit I	Registration Rights Agreement
Exhibit J	Preliminary Testing Description

Schedule 2.2	Noncontravention
Schedule 2.4	Title to Assets
Schedule 2.5(a)	Description of Real Property
Schedule 2.5(c)(vi)	Right of First Offer, etc.
Schedule 2.5(c)(viii)	Utilities Exceptions
Schedule 2.7	Environmental Compliance
Schedule 2.8(b)	Breach of Assumed Contract
Schedule 2.8(c)	Notice of Claims Under Assumed Contract
Schedule 2.8(d)	Consents and Notices
Schedule 2.11	Compliance with Laws
Schedule 2.12	Permits
Schedule 2.13	Insurance
Schedule 2.14	Employee Matters
Schedule 2.15	Benefit Plans
Schedule 2.16	Intellectual Property
Schedule 2.17	Brokers
Schedule 3.5	REG Financial Information
Schedule 3.6	Undisclosed Liabilities
Schedule 4	Assumed Contracts
Schedule 5.2	Pre-Closing Activities

Except for Exhibit A, exhibits and schedules to the Asset Purchase Agreement are not being filed herewith.  The registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.